Exhibit 21.1

Art’s-Way Manufacturing Co., Inc. and Subsidiaries

As of November 30, 2020

Company	Jurisdiction of Formation

Art’s-Way Scientific, Inc.	Iowa
Ohio Metal Working Products/Art’s Way, Inc.	Ohio

All Art’s-Way Manufacturing Co., Inc. subsidiaries are wholly-owned.